Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Pebblebrook Hotel Trust:

We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-194316) and Form S-8 (File Nos. 333-163638 and 333-186324) of Pebblebrook Hotel Trust of our report dated February 19, 2016, with respect to the combined balance sheets of DP Fee Holding Co., LLC and DP Lease Holding, LLC as of December 31, 2015 and 2014, and the related combined statements of operations, members' (deficit) and cash flows for the years ended December 31, 2015, 2014 and 2013, which report appears as an exhibit to the annual report on Form 10-K for the year ended December 31, 2015 of Pebblebrook Hotel Trust.

/s/ PKF O'Connor Davies, LLP

New York, New York
February 19, 2016